UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

May 1, 2014

Date of Report (date of Earliest Event Reported)

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GAME PLAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

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NEVADA	001-34359	20-0209899
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

112 Water Street, Suite 500, Boston, MA 02109

 (Address of principal executive offices and zip code)

(617) 512-4453

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Secretary and Chief Financial Officer (Treasurer)

On May 1, 2014, Alexander Karsos, 27, accepted appointment as Game Plan Holdings, Inc.’s (the “Company”) Secretary and Chief Financial Officer.

In early 2013, Mr. Karsos helped found the Company’s nutritional supplements business and has served in roles including, product development, finance, and sales. Mr. Karsos graduated from Babson College in 2009, with a BS in business management and concentrated on entrepreneurship, strategic management, and finance. While attending Babson College, Mr. Karsos co-founded Grecian Ideal Nutrition (“GIN”) where he served as Chief Executive Officer from 2009 through 2013. Mr. Karsos helped grow GIN to a respected nutritional supplements company amongst the professional sports community. At its peak, GIN had customers in 50 states and 20 countries. GIN products were used by over 10 professional sports teams in the MLB, NFL, and NBA. Athletes in the NHL, PGA, and MLL used GIN products as well.

Mr. Karsos is currently working under a two-year Employment Agreement dated March 15, 2013, which may be extended in increments of one year by mutual agreement of the parties. Under this Employment Agreement, Mr. Karsos is entitled to a base salary of $65,000 per year. The Employment Agreement also includes an option to purchase 150,000 shares, but this option has already been exercised.

Mr. Karsos was a member of Sportingblood Nutrition LLC, an entity that sold certain intellectual property, including product formulations, to the Company in February 2013. Sportingblood Nutrition LLC received 11,000,000 shares of the Company’s common stock in exchange for the intellectual property. Since that transaction, Mr. Karsos has received 2,000,000 of those 11,000,000 shares.

Chief Technology Officer

On May 5, 2014, Zach Allia, 29, accepted appointment as the Company’s Chief Technology Officer.

Mr. Allia is the founder of Free Gifts, an original Facebook application. While working on Free Gifts, Mr. Allia independently managed a user base of approximately 10 million installations and managed a team of illustrators responsible for designing virtual gifts for the application. Over 100 million virtual gifts were sent through the platform one year after launch. Mr. Allia also worked at Tapulous, a video game developer, where he designed and built social components to strategically grow a user base from under one million to approximately 15 million. At Tapulous, Mr. Allia managed a team of developers and customer service professionals. Mr. Allia later co-founded and served as Chief Technology Officer of Soma Water, Inc., which successfully launched a sustainable water pitcher. He is also the founder of 64 Pixels, which has developed popular add-ons for web browsers such as Google Chrome. Mr. Allia serves in an advisory capacity for a variety of companies including, Chartboost, LaunchRock, and Soldsie.

The Company and Mr. Allia have entered into an Employment Agreement with a two and a half year term. Mr. Allia is entitled to a base salary of $120,000 annually and will receive an option to purchase 2,500,000 shares of the Company’s common stock. The option will vest over three years. The exercise price of this option will be set by the Board of Directors (“Board”) after the Company files its Form 10-K for the fiscal year ended December 31, 2013. The Employment Agreement also provides that Mr. Allia may receive a discretionary bonus to be determined by the Board.

Chief Sales Officer

On May 5, 2014, Brett Maloley, 30, accepted appointment as the Company’s Chief Sales Officer.

Mr. Maloley has served as a territory sales manager for Free Motion Fitness where he was responsible for all dealings related to commercial sales of fitness equipment in the northeastern United States. At Free Motion Fitness, Mr. Maloley both sold fitness products and managed various dealers. Mr. Maloley later became a regional sales manager at Technogym USA where he was in charge of consulting and sales for all of New England. Mr. Maloley also co-founded National Fitness Group, which launched commercial fitness products into the North American marketplace. During his time at National Fitness Group, Mr. Maloley set up sales, marketing, and distribution strategies for the successful launch of multiple brands.  In 2012, Mr. Maloley co-founded Grow Development Group, a commercial fitness equipment distribution company that was ultimately sold in 2014.

The Company and Mr. Maloley have entered into an Employment Agreement with a 20 month employment term. Mr. Maloley is entitled to a base salary of $60,000 per year, plus he will receive monthly payments equal to 2% of the Company’s monthly sales. Mr. Maloley is also entitled to an option to purchase 2,000,000 shares of the Company’s common stock, which will vest over the employment term. The exercise price of this option will be set by the Board after the Company files its Form 10-K for the fiscal year ended December 31, 2013. The Employment Agreement also provides that Mr. Maloley may receive a discretionary bonus to be determined by the Board.

Board of Directors

On May 5, 2014, Zach Allia, the Company’s Chief Technology Officer, and Brett Maloley, the Company’s Chief Sales Officer, accepted appointments as directors to fill vacancies on the Company’s Board. Both Mr. Allia and Mr. Maloley have entered into employment agreements with the Company, the terms of which are set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Game Plan Holdings, Inc.

Date: May 6, 2014	By:/s/ Alexander Karsos
Alexander Karsos, Chief Financial Officer

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